Exhibit 99.1

MEDIA & ANALYST INQUIRIES:

Darcie M. Brossart

(214) 863-1335

dbrossart@wyndham.com

WYNDHAM INTERNATIONAL REPORTS

FIRST QUARTER 2005 RESULTS

Company Surpasses Quarterly EBITDA and RevPAR Guidance

Results Summary:

(1) Adjusted EBITDA for the first quarter was $75.3 million, exceeding the high-end of guidance. (2) Wyndham-branded comparable owned and leased assets posted RevPAR of $129.07 or an increase of 6.8 percent in the first quarter, which also exceeded the high-end of guidance. (3) This week, Wyndham is expected to complete its planned $1.65 billion refinancing, extending its corporate debt maturities to 2011. This will represent approximately 90.0 percent of Wyndham’s outstanding debt. (4) www.wyndham.com revenue increased 13.1 percent quarter over quarter. (5) The Wyndham-branded portfolio posted a RevPAR penetration index of 101.0 for the first quarter 2005. (6) As of March 31, 2005, Wyndham’s total debt was $1.67 billion. (7) Wyndham entered into a definitive recapitalization agreement with certain investors in Wyndham’s Series B Preferred Stock to greatly simplify Wyndham’s capital structure and governance.

DALLAS (May 10, 2005) – Surpassing its first quarter 2005 EBITDA guidance by over $5.0 million, as well as RevPAR guidance by 2.3 percent, Wyndham International, Inc. (AMEX:WBR) today reported that for the first quarter ending March 31, 2005, EBITDA, as adjusted, was $75.3 million compared to $67.1 million from the same quarter last year. The Company’s comparable owned and leased Wyndham-branded properties posted RevPAR of $129.07, an increase of 6.8 percent versus the same period in 2004. Eighty-seven percent of the RevPAR increase was driven by the increase in average daily rate (ADR).

Larger RevPAR gains were realized by the Company’s comparable owned and operated Wyndham Hotels & Resorts brand segment, which posted RevPAR of $116.98 or a 7.7 percent increase compared to the same period last year. Wyndham-branded owned, leased, managed and franchised properties ended the quarter with a RevPAR penetration index of 101.0.

The Company experienced solid ADR gains at comparable properties in the first quarter, led by its Wyndham Hotels & Resorts brand segment which posted a 7.2 percent increase in ADR.

Fred J. Kleisner, Wyndham’s chairman, president and chief executive officer, stated: “Wyndham’s strong first quarter earnings are a direct result of our revenue driving strategies initiated in early 2004. With strong demand for upscale and luxury hotel accommodations, maintaining control of our rooms inventory, continuing to create incentives for guests to book through our proprietary distribution channels, and investing capital into our properties will position us well for continued EBITDA and RevPAR gains in 2005.”

For the first quarter 2005, the Company reported a net loss of $3.3 million from continuing operations compared to $22.0 million in the same quarter last year. After the effect of the preferred dividend, the net loss per share was $0.14 on a fully diluted basis compared to $0.42 from the same period last year.

Brand Development:

During the first quarter, Wyndham signed one new management and 16 new franchise agreements. Fourteen of these contracts were retained from previously owned real estate.

Additionally, Wyndham announced the long-term franchise agreement with GW Development LLC to flag a historic hotel in Winchester, Va. Scheduled to open by spring 2006, The George Washington – A Wyndham Historic Hotel will join the company’s portfolio of Wyndham Historic Hotels following the completion of a multi-million dollar restoration.

Wyndham also plans to re-flag the LAX Plaza Hotel in Culver City, Calif. to a Wyndham Hotel. Opening June 2005, the new Wyndham Los Angeles Airport is located just two and a half miles from the Los Angeles International Airport. The Wyndham Los Angeles Airport will join the Wyndham brand as part of a long-term franchise agreement with the property’s owners, Uran Hotels, Inc.

Subsequent to the quarter’s end, the Company announced the launch of a new exclusive spa concept inspired by its original Golden Door in Escondido, Calif. Sasura – A Spa Experience by Golden Door® will expand Golden Door’s life-enhancing philosophy through boutique spa settings at a selection of Wyndham’s upscale properties. The Wyndham Buttes Resort in Tempe, Ariz., will unveil the first Sasura spa in July 2005, with plans for new Sasura spas to be introduced in select properties over the next ten years.

The Wyndham Cap Tremblant Mountain Resort, a premiere mountain retreat located in Quebec’s renowned Mont Tremblant ski area outside of Montreal, opened on May 1. Offering breathtaking views of the surrounding Laurentian Mountains and nearby Lac Mercier, the newly constructed resort features 130 mountain condominium homes, as well as a wide range of sports and recreational activities ideal for outdoor enthusiasts in every season.

Brand Distribution:

Wyndham experienced quarter over quarter increases in all of its proprietary distribution channels. Net wyndham.com revenue increased 13.1 percent and posted revenue of $25.7 million. Wyndham.com continues to lead the online third-party channels, posting a consumer ADR of $138.05 or an increase of 12.6 percent versus total third-party Internet sites’ net rate to Wyndham of $105.62. Wyndham.com generated 10.6 percent more in revenue than all third-party Internet sites combined. Additionally, Wyndham distribution booked through third-party Internet channels realized a 30.0 percent increase in ADR compared to the same period last year.

Wyndham’s call center experienced an increase of 4.9 percent in call volume versus the same quarter the prior year and achieved a call conversion rate of 44.1 percent. The call center’s ADR was $133.55 or a 3.5 percent increase year-over-year.

Wyndham ByRequest, the brand’s guest recognition program, had 2.3 million members as of the end of the first quarter. Wyndham ByRequest members accounted for 19.5 percent of total room nights and 20.2 percent of total room revenues.

Corporate Finance/Accounting:

As of March 31, 2005, Wyndham’s total debt was $1.67 billion, a decrease of $356.2 million at the end of the fourth quarter 2004. Company debt breaks down as follows: Revolver $23.1 million; Term Loan I $744.1 million; Term Loan II $243.2 million and Mortgage and Other Indebtedness $661.9 million. Wyndham’s total debt excludes $167.8 million in debt related to the Wyndham Anatole, a third-party owned hotel. Wyndham has no obligation to repay the Anatole debt.

Wyndham’s liquidity, defined as revolver availability plus cash in its overnight account, was approximately $201.3 million compared to $190.0 million at the end of the fourth quarter 2004.

Corporate Debt Refinancing:

This week, Wyndham is expected to complete its planned $1.65 billion refinancing, extending its corporate debt maturities to 2011. This will represent approximately 90.0 percent of Wyndham’s outstanding debt.

“Since 1999 Wyndham has reduced its debt by over $2 billion,” stated Kleisner. “This refinancing, with a 2011 maturity date, gives us the running room necessary to focus on our customers and maximize the revenue potential of the Wyndham brand.”

Capital Investments:

Within the next 12 months, Wyndham expects to invest approximately $155.0 million of capital into its 33 owned and leased properties to enhance the entire guest experience. The $155.0 million investment consists of $100.0 million in pre-funded debt from the Company’s refinancing and $55.0 million from 2005 cash flow projections.

Renovations vary by property, but will encompass guest room, public space and back of the house updates, including $16.5 million into a series of gaming upgrades to its world-renowned Puerto Rican casino properties: the Wyndham El Conquistador Resort & Golden Door Spa; the Wyndham Condado Plaza Hotel & Casino, which offers the largest number of slot machines on the island, and the Wyndham El San Juan Hotel & Casino, the largest casino on the island.

Additionally, approximately $200.0 million is being invested into Wyndham-branded properties by third-party owners of Wyndham properties, creating a consistent brand experience for all Wyndham guests.

Kleisner added, “Focusing on our brand, delivering on our promises and providing guests with personalized experiences differentiates us from our competitors and will cement our reputation as a world-class, branded hotel operating company. Wyndham International, along with our third-party owners, is committed to providing a consistent brand experience to our customers. Our combined commitment in 2005 capital improvements will provide a strong return through increased guest room rates and further increases value in one of the nation’s premier hotel brands.”

Corporate Recapitalization:

On April 15, 2005, Wyndham entered into a definitive recapitalization agreement with certain investors in Wyndham’s Series B Preferred Stock to greatly simplify Wyndham’s capital structure and governance. The existing classification of Wyndham’s common stock will be eliminated and all outstanding shares of Series A and Series B Preferred Stock will be converted into common stock, with the existing common stockholders continuing to hold shares of common stock.

At the close of the transaction, the holders of the Series A and Series B preferred stock will own approximately 85.0 percent of the outstanding common stock of Wyndham and the existing common stockholders will own approximately 15.0 percent of the outstanding common stock of Wyndham.

Non-Strategic Asset Disposition:

During the first quarter, Wyndham closed the sale of 25 non-strategic assets for gross proceeds of $380.0 million, including the Wyndham Riverfront in New Orleans, the Wyndham Glenview in Illinois, and 23 hotels to a private investment fund managed by Goldman Sachs and affiliates of Highgate Holdings. All net proceeds were used to pay down debt.

Additionally, Wyndham has two hotels under contract, the Wyndham Toledo (Ohio) and the Marriott Atlanta North Central, which are expected to close in the second quarter 2005. The two hotels are part of the same $366.0 million Goldman Sachs transaction announced on Dec. 31, 2004. The completion of these transactions concludes the Company’s formal asset disposition program.

Form 10-Q:

Wyndham will file a Form 12b-25 extending the time to file its Form 10-Q by five days. During the quarter ended March 31, 2005, the Company booked a $1.7 million tax adjustment relating to the prior year. Although this matter is considered immaterial to the results for the year ended Dec. 31, 2004, Wyndham is considering appropriate accounting treatment for the quarter ended March 31, 2005.

Future Guidance:

The Company expects second quarter 2005 EBITDA to be in the range of $58.0 to $61.0 million. The range for RevPAR growth is estimated to be 7.0 to 9.0 percent. EBITDA guidance for the full year is increased and is expected to be in the range of $220.0 to $230.0 million. Further, full year RevPAR growth is increased to be in the range of 7.0 to 9.0 percent.

Wyndham International, Inc.:

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

EBITDA:

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company believes that this metric is useful to investors and management as a measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness and because such metric can be used to measure the Company’s ability to service debt and fund capital expenditures. EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States (GAAP) and such metric should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

Cautionary Statement:

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers’ fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the Company’s annual, quarterly and current reports, and proxy statements.

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WYNDHAM INTERNATIONAL, INC.

2005 OPERATING STATISTICS BY QUARTER

	First Quarter
	2005	2004	% Change
COMPARABLE WYNDHAM BRANDED HOTELS (a)
Wyndham Hotels & Resorts
Average daily rate	$154.78	$144.39	7.2%
Occupancy	75.6%	75.3%	0.3 ppt
RevPAR	$116.98	$108.67	7.7%

Wyndham Luxury Resorts (b)
Average daily rate	$252.30	$257.08	-1.9%
Occupancy	49.9%	49.6%	0.3 ppt
RevPAR	$125.97	$127.39	-1.1%

Wyndham Garden
Average daily rate	$106.94	$101.57	5.3%
Occupancy	59.6%	61.0%	-1.4 ppt
RevPAR	$63.77	$61.99	2.9%

COMPARABLE OWNED & LEASED HOTELS
Proprietary Branded (c)
Average daily rate	$165.16	$156.11	5.8%
Occupancy	78.1%	77.4%	0.7 ppt
RevPAR	$129.07	$120.87	6.8%

Non-Proprietary Branded (d)
Average daily rate	$97.36	$85.73	13.6%
Occupancy	83.6%	86.5%	-2.9 ppt
RevPAR	$81.37	$74.18	9.7%

Total Portfolio
Average daily rate	$163.75	$154.58	5.9%
Occupancy	78.3%	77.6%	0.7 ppt
RevPAR	$128.14	$119.96	6.8%

NOTE: All hotel statistics exclude assets sold or held for sale during 2005.

(a)	Brand statistics are based on comparable owned, managed and leased hotels for respective periods.
(b)	Reflects results of the Boulders, Carmel Valley Ranch, Isla Navidad, Kelly House, and Harbor View.
(c)	Reflects Wyndham Hotels & Resorts, Wyndham Luxury Resorts and Wyndham Garden Hotels that were branded as of Jan. 1, 2005.
(d)	This represents our Park Shore hotel located in Hawaii.

WYNDHAM INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Room revenues	$134,831	$126,412
Food and beverage revenues	67,416	67,468
Other revenues	43,481	43,219
Anatole hotel revenues	30,739	32,323

Total hotel revenues	276,467	269,422

Management fees and service fee income	5,369	4,717
Interest and other income	785	516

Total revenues	282,621	274,655

Expenses:
Room expenses	29,327	27,907
Food and beverage expenses	44,356	44,602
Other expenses	93,232	91,333
Anatole hotel expenses	19,228	20,138

Total hotel expenses	186,143	183,980

General and administrative costs	12,606	14,042
Interest expense	43,094	46,919
Interest expense-Anatole	3,150	3,195

Total operating costs and expenses	244,993	248,136

Revenues net of direct expenses	37,628	26,519

Adjustments:
Severance Expenses	2,322	51
(Gain) loss on derivative instruments	(191)	4,336
Write-off of management contract costs	439	—
Professional fees and other	1,687	150

Total adjustments	4,257	4,537

Depreciation and amortization	24,499	29,438
Depreciation and amortization—Anatole	3,031	2,223
Equity in earnings from unconsolidated subsidiaries	(373)	(791)
Minority interest in consolidated subsidiaries	109	1
Minority interest in consolidated subsidiaries—Anatole	6,008	7,496

	33,274	38,367

Income (loss) from continued operations before taxes	97	(16,385)
Income tax provision	(3,416)	(5,617)

Loss from continued operations	(3,319)	(22,002)

Income (loss) from operations of discontinued hotels	2,091	(4,418)
Gain (loss) on sale of assets	21,979	(1,018)
Other	(41)	(34)
Impairment of assets held for sale	—	(1,963)

Income (loss) from discontinued operations	24,029	(7,433)
Income tax provision	—	—

Income (loss) from discontinued operations	24,029	(7,433)

Net income (loss)	$20,710	$(29,435)

EBITDA, as adjusted	$75,333	$67,080

WYNDHAM INTERNATIONAL, INC.

EBITDA Reconciliation

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
EBITDA Reconciliation

Loss from continued operations	$(3,319)	$(22,002)
Interest expense	43,094	46,919
Depreciation and amortization	24,499	29,438
Income tax provision	3,416	5,617

EBITDA	67,690	59,972

Interest, depreciation and amortization from equity interest in unconsolidated subsidiaries	1,335	1,277
Interest, depreciation and amortization attributable to minority interests	(25)	(140)
Write-off of management contract and leasehold costs	439	—
Amortization of unearned compensation	436	774
Transaction related severance costs	2,322	—
Loss on derivative instruments	(191)	4,336
Taxes-Franchise	531	(309)
Professional fees and other	1,687	61
Consolidation of Anatole	1,109	1,109

EBITDA, as adjusted	$75,333	$67,080

Per Share Calculations:

Loss from continued operations	$(3,319)	$(22,002)
Income (loss) from discontinued operations	24,029	(7,433)

Net income (loss)	$20,710	$(29,435)
Adjustment for preferred stock	(44,190)	(40,814)

Net loss attributable to common shareholders	$(23,480)	$(70,249)

Basic and diluted income (loss) per common share:
Loss from continued operations	$(0.28)	$(0.37)
Income (loss) from discontinued operations	0.14	(0.05)

Loss per common share	$(0.14)	$(0.42)

Basic and diluted weighted average common shares and share equivalents	172,003	168,255